UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2010

INTERSIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Murphy Ranch Road, Suite 1 Milpitas, California	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 408-432-8888

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 27, 2010, Intersil Corporation, a Delaware corporation (“Intersil”), entered into a senior secured loan facility with Morgan Stanley Senior Funding, Inc., as administrative agent, and certain other banks (the “Facility”) pursuant to a Credit Agreement, dated April 27, 2010, by and among Intersil, the Lenders (as defined therein), Bank of America, N.A. as syndication agent, U.S. Bank National Association and Wells Fargo Bank, N.A. as co-documentation agents, Morgan Stanley Senior Funding Inc. as administrative agent and swingline lender, Morgan Stanley & Co. Incorporated as collateral agent and Morgan Stanley Bank, N.A. as issuing lender (the “Credit Agreement”).

The Facility consists of a $300 million term loan facility and a $75 million revolving loan facility. Additionally, $10 million of the revolving loan facility is available as swingline loans. All of the term loan facility was drawn on at its closing, and none of the revolving loan facility was drawn on at its closing. The term loan facility matures on the sixth anniversary of its closing, and the revolving loan facility matures on the three and one-half year anniversary of its closing. The loans under the term loan facility amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of the term loan facility, with the final installment payable on the date of maturity. Additionally, Intersil is required to repay loans outstanding under the Facility with any Excess Cash Flow (as defined in the Credit Agreement) and the proceeds of certain sales of its assets and capital stock.

The Facility is secured by a first priority lien and security interest in (a) all equity interests of and intercompany debt of Intersil’s direct and indirect subsidiaries, except, in the case of foreign subsidiaries, to the extent that such pledge would be prohibited by applicable law or would result in adverse tax consequences, (b) all present and future tangible and intangible assets of Intersil and its direct and indirect subsidiaries (other than immaterial subsidiaries and foreign subsidiaries) and (c) all proceeds and products of the property and assets described in clauses (a) and (b) above. Intersil’s obligations under the Facility are guaranteed by Intersil’s direct and indirect wholly-owned subsidiaries (other than immaterial subsidiaries and foreign subsidiaries).

At Intersil’s option, loans under the Facility will bear stated interest based on the Base Rate (as defined in the Credit Agreement) or Eurodollar Rate (as defined in the Credit Agreement), in each case plus the Applicable Margin (as defined in the Credit Agreement). The Base Rate will be, for any day, a fluctuating rate per annum equal to the highest of (a) the prime rate, (b)  1/2 of 1% per annum above the Federal Funds Effective Rate (as defined in the Credit Agreement), (c) the Eurodollar Rate for an Interest Period (as defined in the Credit Agreement) of one month plus 1.00%, as adjusted to conform to changes as of the opening of business on the date of any such change of such Eurodollar Rate and (d) 2.50%. Eurodollar borrowings may be for one, two, three or six months (or, if available to all Lenders under the relevant facility, nine or twelve months) and will be at an annual rate equal to the period-applicable Eurodollar Rate plus the Applicable Margin; provided that prior to the completion of a successful syndication or sixty days after the closing of the Facility, the Interest Period shall be one month. Additionally, in no event will the Eurodollar Rate be less than 1.50% per annum. The Applicable Margin for revolving loans and swingline loans is 3.0% for Eurodollar Loans (as defined in the Credit Agreement) and 2.0% for Base Rate Loans (as defined in the Credit Agreement). The Applicable Margin for term loans is 3.25% for Eurodollar Loans and 2.25% for Base Rate Loans. After the completion of the first full fiscal quarter after the closing, the Applicable Margin for revolving loans and swingline loans may be adjusted based upon Intersil’s consolidated leverage ratio.

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants, and events of default.

The foregoing is a summary of certain provisions of the Credit Agreement and is not intended to be complete and is qualified in its entirety by reference to the Credit Agreement, attached hereto as Exhibit 10.1 and the terms of which are incorporated by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report is incorporated by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated April 27, 2010, by and among Intersil, the Lenders (as defined therein), Bank of America, N.A. as syndication agent, U.S. Bank National Association as co-documentation agent, Wells Fargo Bank, N.A. as co-documentation agent, Morgan Stanley Senior Funding Inc. as administrative agent and swingline lender, Morgan Stanley & Co. Incorporated as collateral agent and Morgan Stanley Bank, N.A. as issuing lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 30, 2010	INTERSIL CORPORATION
(Registrant)

	By:	/s/ THOMAS C. TOKOS
Sr. Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement, dated April 27, 2010, by and among Intersil, the Lenders (as defined therein), Bank of America, N.A. as syndication agent, U.S. Bank National Association as co-documentation agent, Wells Fargo Bank, N.A. as co-documentation agent, Morgan Stanley Senior Funding Inc. as administrative agent and swingline lender, Morgan Stanley & Co. Incorporated as collateral agent and Morgan Stanley Bank, N.A. as issuing lender.

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